Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hudson Ltd. Long-Term Incentive Plan of our reports dated March 11, 2020, with respect to the consolidated financial statements of Hudson Ltd. and the effectiveness of internal control over financial reporting of Hudson Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG
Basel, Switzerland
June 29, 2020